Exhibit 99.1

Diodes Incorporated Reports Third Quarter 2017 Financial Results

Achieves Another Quarter of Record Revenue and Gross Profit; Sets a New Record for Operating Income

Plano, Texas – November 7, 2017 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•	Revenue was a record $285.2 million, an increase of 8.0 percent from the $264.2 million in the second quarter 2017 and an increase of 13.8 percent from the $250.7 million in the third quarter 2016;
•

GAAP gross profit was a record $96.3 million, including $2.7 million of KFAB closure costs, and non-GAAP gross profit was $99.0 million. This compares to $90.1 million in the second quarter 2017 and $80.6 million in the third quarter 2016;

•

GAAP gross profit margin was 33.8 percent, and non-GAAP gross profit margin was 34.7 percent. This compares GAAP gross profit margin of 34.1 percent in the second quarter 2017 and 32.2 percent in the third quarter 2016;

•

GAAP income from operations was $23.7 million, or 8.3 percent of revenue.  Non-GAAP adjusted income from operations (which excludes intangible asset amortization costs and  KFAB shutdown costs) was a record $35.2 million, or 12.3 percent of revenue, compared to $29.9 million, or 11.3 percent, last quarter and $25.5 million, or 10.2 percent, in the year ago quarter;

•

GAAP net income was $14.5 million, or $0.29 per diluted share, compared to $13.2 million, or $0.26 per diluted share, in the second quarter 2017 and $10.6 million, or $0.21 per diluted share, in the third quarter 2016;

•

Non-GAAP adjusted net income was $22.6 million, or $0.45 per diluted share, compared to $17.8 million, or $0.36 per diluted share, in the second quarter 2017 and $15.1 million, or $0.30  per diluted share, in the third quarter 2016;

•	Excluding $3.2 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have increased by $0.06 per diluted share; and
•

Achieved $40.9 million of cash flow from operations, and $2.9 million free cash flow, including $38.0 million of capital expenditures. Net cash flow was a negative ($65.4) million, which includes the pay down of $75.2 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“Diodes achieved another quarter of record results, setting new highs on revenue, gross profit and operating income. Our growth continued to be broad-based across all regions and end markets. We also achieved record revenue in our computing and communications end markets, complemented by 30 percent year-over-year growth in both automotive and industrial.  In fact, our automotive end market reached a record 8 percent of revenue, which is even more notable considering the higher revenue base. Revenue from Pericom also continued to grow from the high level achieved last quarter, with solid margin contribution as we integrate these products into our complete customer offerings.

“Additionally, continued improvements in product mix and utilization across our facilities resulted in non-GAAP gross margin close to our target model of 35 percent in the quarter. We have completed wafer manufacturing at our KFAB facility and remain on track to return the property to the landlord by November 15th. Consistent with our focus on driving increased profitability and expanding shareholder value, we recently established new long-term financial targets, which includes gross margin of 40 percent and operating margin of 20 percent. As a result of the strategic actions we have taken over the past few years, we have positioned the business to drive significant earnings expansion, serving as the basis for introducing these increased targets.

“Our business is also generating a significant amount of cash. We plan to continue allocating cash toward reducing our long-term debt, while also maintaining the flexibility to support our future expansion initiatives, potential strategic acquisitions as well as our existing share buyback program.  Looking forward, we are well positioned to benefit from our solid operating leverage to deliver increased profitability and shareholder value.”

Third Quarter 2017

Revenue for third quarter 2017 was $285.2 million, an increase of 8.0 percent from the $264.2 million in the second quarter 2017 and an increase of 13.8 percent from $250.7 million in third quarter 2016. Revenue in the quarter increased sequentially reflecting continued strength across all of the Company’s target end markets and geographies.

GAAP gross profit for third quarter 2017 was $96.3 million, or 33.8 percent of revenue, including approximately $2.7 million of KFAB closure costs. Non-GAAP gross profit was $99.0 million, or 34.7 percent of revenue, excluding these costs. This compares to GAAP gross profit of $90.1 million, or 34.1 percent of revenue, in the second quarter 2017 and $80.6 million, or 32.2 percent of revenue, in the third quarter 2016.  The increase in gross profit margin was due primarily to continued improvements in product mix and utilization, combined with another strong quarter in North America and Europe as well as the Pericom business.

GAAP operating expenses for third quarter 2017 were $72.6 million, or 25.5 percent of revenue, and $63.9 million, or 22.4 percent of revenue, on a non-GAAP basis, which excludes $4.7 million of amortization of acquisition-related intangible asset expenses, $2.0 million of KFAB restructuring charges and $2.0 million for the impairment of fixed assets. GAAP operating expenses in the second quarter 2017 were $66.3 million, or 25.1 percent of revenue, and $59.8 million, or 22.6 percent of revenue, on a non-GAAP basis.

Third quarter 2017 GAAP net income was $14.5 million, or $0.29 per diluted share, compared to $13.2 million, or $0.26 per diluted share, in second quarter 2017 and $10.6 million, or $0.21 per share, in third quarter 2016.

Third quarter 2017 non-GAAP adjusted net income was $22.6 million, or $0.45 per diluted share, which excluded, net of tax, $3.8 million of non-cash acquisition-related intangible asset amortization costs, $3.1 million of KFAB restructuring and closure costs and $1.3 million of fixed asset impairment charges. This compares to non-GAAP adjusted net income of $17.8 million, or $0.36 per diluted share, in second quarter 2017 and $15.1 million, or $0.30 per diluted share, in third quarter 2016.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		September 30, 2017
GAAP net income		$14,450

GAAP diluted earnings per share		$0.29

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,530

Amortization of acquisition-related intangible assets	2,530

KFAB		4,389

Restructuring	1,325

Shut-down related costs	1,769

Impairment of fixed assets	1,295

Others		1,265

Amortization of acquisition-related intangible assets	1,265

Non-GAAP net income		$22,634

Non-GAAP diluted earnings per share		$0.45

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in third quarter 2017 GAAP net income and non-GAAP adjusted net income was approximately $3.2 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.06 per share for third quarter 2017, $0.07 for second quarter 2017 and $0.06 for third quarter 2016.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for third quarter 2017, was $46.8 million, compared to $45.8 million for second quarter 2017 and $42.5 million for third quarter 2016.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For third quarter 2017, net cash provided by operating activities was $40.9 million. Net cash flow was a negative ($65.4) million, including the $75.2 million long-term debt pay down.

Free cash flow (a non-GAAP measure) was $2.9 million, which includes $38.0 million of capital expenditures.

Balance Sheet

As of September 30, 2017, the Company had approximately $214 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $326 million, and working capital was approximately $476 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending September 30, 2017.

Business Outlook

Dr. Lu concluded, “We expect typical seasonality for the fourth quarter of 2017 with revenue to range between $260 million and $280 million, or down 8.9 to 1.8 percent sequentially or up 12.0 to 20.6 percent year-over-year. We expect GAAP gross margin to be 34.9 percent, plus or minus 1 percent, and non-GAAP gross margin to be 35.0 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs and retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 23.5 percent of revenue, plus or minus 1 percent.  We expect interest expense to be approximately $3.0 million.  Our income tax rate is expected to be 29.0 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 50.8 million.” Please note that purchase accounting adjustments of $3.9 million, after tax, for Pericom and previous acquisitions plus KFAB closure costs of $3.8 million are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, November 7, 2017 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2017 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 1689671. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 14, 2017 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 1689671. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the Company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains and increase in gross profits in 2017 and beyond; that for the fourth quarter of 2017, we expect revenue to range between $260 million and $280 million, or down 8.8 to 1.8 percent sequentially; that we expect non-GAAP gross margin to be 35.0 percent, plus or minus 1 percent; that non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs, retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 23.5 percent of revenue, plus or minus 1 percent; that we expect interest expense to be approximately $3.0 million; that our income tax rate is expected to be 29.0 percent, plus or minus 1 percent; and that shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 50.8 million.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:Investor Relations Contact:

Diodes IncorporatedShelton Group

Laura Mehrl Leanne Sievers

Director of Investor Relations President, Investor Relations

P: 972-987-3959P: 949-224-3874

E: laura_mehrl@diodes.comE: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
NET SALES	$285,247	$250,694	$785,774	$710,077

COST OF GOODS SOLD	188,900	170,071	525,377	490,417

Gross profit	96,347	80,623	260,397	219,660

OPERATING EXPENSES
Selling, general and administrative	43,525	38,321	122,912	119,165
Research and development	20,379	17,088	58,215	52,247
Amortization of acquisition-related intangible assets	4,694	5,117	14,098	15,379
Impairment of fixed assets	1,993	-	1,993	-
Restructuring	2,039	-	6,108	-
Other operating expenses	-	144	169	184
Total operating expenses	72,630	60,670	203,495	186,975

Income from operations	23,717	19,953	56,902	32,685

OTHER INCOME (EXPENSES)
Interest income	389	321	992	1,075
Interest expense	(3,561)	(3,684)	(10,493)	(9,880)
Foreign currency loss, net	(1,312)	(1,439)	(6,734)	(2,045)
Other income	597	480	1,128	551
Total other expenses	(3,887)	(4,322)	(15,107)	(10,299)

Income before income taxes and noncontrolling interest	19,830	15,631	41,795	22,386

INCOME TAX PROVISION	5,052	4,097	11,651	5,941

NET INCOME	14,778	11,534	30,144	16,445

Less: NET INCOME attributable to noncontrolling interest	(328)	(886)	(1,298)	(1,778)

NET INCOME attributable to common stockholders	$14,450	$10,648	$28,846	$14,667

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.29	$0.22	$0.59	$0.30
Diluted	$0.29	$0.21	$0.58	$0.30

Number of shares used in computation
Basic	49,057	48,814	48,633	48,496
Diluted	50,416	49,922	50,061	49,565

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$14,450

Earnings per share (Per-GAAP)
Diluted				$0.29

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,530

Amortization of acquisition-related intangible assets		3,085	(555)

KFAB				4,389

Restructuring	-	2,039	(714)

Shut-down related costs	2,722	-	(953)

Impairment of fixed assets	-	1,993	(698)

Others				1,265

Amortization of acquisition-related intangible assets		1,609	(344)

Non-GAAP				$22,634

Diluted shares used in computing earnings per share				50,416

Non-GAAP earnings per share
Diluted				$0.45

Note:  Included in GAAP and non-GAAP net (loss) income was approximately $3.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2016:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$10,648

Earnings per share (Per-GAAP)
Diluted			$0.21

Adjustments to reconcile net income to non-GAAP net income:

M&A Activities

Pericom			2,980

Retention costs	397	(139)

Amortization of acquisition-related intangible assets	3,320	(598)

Others			1,425

Amortization of acquisition-related intangible assets	1,797	(372)

Non-GAAP			$15,053

Diluted shares used in computing earnings per share			49,922

Non-GAAP earnings per share
Diluted			$0.30

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $2.9 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Retention costs– The Company excluded costs related to employee retention in connection with the Pericom acquisition.   Although these retention costs will be recurring  every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

KFAB shut-down related costs – The Company has recorded shut-down related costs due to the shutdown and relocation of KFAB.  These shut-down related costs are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the shut-down related costs provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

Impairment of fixed assets - The Company has recorded impairment charges related to the shutdown and relocation of KFAB.  These impairment charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the impairment charges provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2017 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the third quarter of 2017, FCF was a $2.9 million ($40.9 million less $38.0 million).  FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income (per-GAAP)	$14,450	$10,648	$28,846	$14,667
Plus:
Interest expense, net	3,172	3,363	9,501	8,805
Income tax provision	5,052	4,097	11,651	5,941
Depreciation and amortization	24,096	24,371	71,195	74,731
EBITDA (non-GAAP)	$46,770	$42,479	$121,193	$104,144

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$201,226	$247,802
Short-term investments	12,737	29,842
Accounts receivable, net	230,460	217,217
Inventories	211,412	193,483
Prepaid expenses and other	45,644	44,438
Total current assets	701,479	732,782

PROPERTY, PLANT AND EQUIPMENT, net	446,052	401,988

DEFERRED INCOME TAXES	64,129	56,047

OTHER ASSETS
Goodwill	133,538	129,412
Intangible assets, net	161,122	174,876
Other	34,269	33,447
Total assets	$1,540,589	$1,528,552

CURRENT LIABILITIES
Accounts payable	$111,689	$87,600
Accrued liabilities and other	94,436	71,562
Income tax payable	-	11,855
Current portion of long-term debt	19,067	14,356
Total current liabilities	225,192	185,373

LONG-TERM DEBT, net of current portion	306,687	413,126
DEFERRED TAX LIABILITIES - non current	28,617	28,213
OTHER LONG-TERM LIABILITIES	85,209	81,373
Total liabilities	645,705	708,085

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 49,091,693 and 48,219,376, issued and outstanding at September 30, 2017 and December 31, 2016, respectively	33,501	32,919
Additional paid-in capital	375,134	354,574
Retained earnings	563,338	530,215
Treasury stock, at cost, 1,157,206 shares held at September 30, 2017 and December 31,2016	(29,023)	(29,023)
Accumulated other comprehensive loss	(89,707)	(112,666)
Total Diodes Incorporated stockholders' equity	853,243	776,019
Noncontrolling interest	41,641	44,448
Total equity	894,884	820,467
Total liabilities and equity	$1,540,589	$1,528,552